Exhibit 99.2

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES AGREEMENT TO ACQUIRE SURGIS, INC.
Dallas, Texas (January 30, 2006) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) announced today that it has signed an agreement to acquire Surgis, Inc., a privately held surgery center company based in Nashville, Tennessee. The Company expects to complete the transaction in March or April.
     Surgis currently operates 24 surgery centers and has an additional seven facilities under development. Of the 31 total facilities, 20 are in markets currently served by United Surgical Partners or its healthcare system partner. Surgis also manages the endoscopy service in 42 acute care hospitals. Surgis had revenues under management of $118 million in 2005 and currently consolidates 13 of the 24 operational facilities.
     Commenting on the announcement, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “This is a strategically attractive acquisition for the Company. We are very pleased to have the opportunity to work with the physician partners and healthcare professionals who have developed Surgis into the leading privately owned operator of surgery centers.”
     The Company expects to incorporate new guidance with the first quarter 2006 earnings release.
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 104 surgical facilities. Of the Company’s 101 domestic facilities, 68 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies, including its ability to effectively integrate acquisitions; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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